EXHIBIT 5.1


February 14, 2003



3M Company
3M Center
St. Paul, MN 55144

         Re: 3M Company Liquid Yield Option(TM) Notes due 2032 and common stock issuable upon conversion

Ladies and Gentlemen:

         I am Assistant General Counsel of 3M Company, a Delaware corporation (the "Company"), and as such I have acted as counsel in connection with the registration of $639,000,000 aggregate principal amount of the Company's Liquid Yield Option(TM) Notes due 2032 (the "LYONs") and the shares of common stock issuable upon conversion of the LYONs (the "Common Stock" and, together with the LYONs, the "Securities") by the Company under the Securities Act of 1933, as amended (the "Act"), on Form S-3 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). Capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Registration Statement.

         In connection with the foregoing, I have examined, or am familiar with, originals, or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purpose of this opinion. Based up such review of law and facts as I have deemed appropriate under the circumstances, I am of the opinion that:

                  (i) The LYONs have been duly authorized by all necessary corporate action of the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture, except as the enforcement thereof may be limited by (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or (ii) by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (ii) The shares of Common Stock issuable upon conversion of the LYONs have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion in accordance with the terms of the Indenture, will be legally issued and will be fully paid and non-assessable.



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         In rendering such opinions, I may rely as to matters of fact, to the extent I deem proper, on certificates of responsible officers of the Company and certificates or other written statements of officials of jurisdictions having custody of documents respecting the corporate existence or good standing of the Company. This opinion is limited to the Federal laws of the United States and the laws of the State of New York and the General Corporate Laws of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporate Laws of the State of Delaware).

         I consent to the filing of this opinion by the Company as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, however, I do not admit that I come within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                       Sincerely yours,

                                       /s/ Gregg M. Larson
                                       -----------------------
                                       Gregg M. Larson



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